NR10-01

January 11, 2010

Cardero Receives Final Tranche of USD 30 Million

in USD 100 Million Sale of
Pampa de Pongo Iron Ore Deposit, Peru

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce its Peruvian subsidiary, Cardero Hierro Del Peru, S.A.C., has received payment of the final tranche of USD 30 million from Jinzhao Mining Peru, S.A., the Peruvian subsidiary of Zibo Hongda Mining Co., Ltd., a subsidiary of Nanjinzhao Group Co. Ltd. (“Nanjinzhao”), thereby completing the USD 100 million sale of the Pampa de Pongo Iron Deposit in Peru to Nanjinzhao.

With the successful completion of the sale, Cardero now possesses considerable financial resources.  Management is actively reviewing and assessing advanced mineral projects that may be suitable for acquisition, development and/or sale together with various investment opportunities.

Management wishes to reiterate that the Pampa de Pongo iron project was originally purchased by Cardero in early-2004 for USD 630,900 plus 70,000 common shares of the Company - strategically just prior to a major surge in global demand for iron ore.  Cardero management recognized the benefits of existing infrastructure near the deposit, including a major highway, power and a deep water port, as well as the proximity to global iron ore markets.  Overall, Cardero expended only approximately USD 10 million to acquire and advance Pampa de Pongo to the point of sale – ultimately defining a world class iron ore asset and creating significant value for shareholders.

About Cardero Resource Corp.

Cardero’s focus through 2010 is to realise the considerable value it believes is locked in its remaining iron ore assets in the Marcona District of southern Peru, the Baja district of Mexico and in Minnesota, USA while continuing to progress its base and precious metal exploration projects in Argentina and Mexico and aggressively seek out and potentially acquire new advanced stage projects.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the New York Stock Exchange Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the potential acquisition of advanced stage projects, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.